Exhibit 4.8.1

FIRST AMENDMENT TO THE RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS FIRST AMENDMENT TO THE RESTRICTED SHARE UNIT AWARD AGREEMENT is dated as of November __, 2019 (this "Agreement") by and between, Watford Holdings Ltd., a Bermuda exempted company with limited liability (the “Company”), and __ (the “Grantee”).

RECITALS

WHEREAS, the undersigned are parties to that certain Restricted Share Unit Award Agreement dated as of May 10, 2019 (the "RSU Agreement");
WHEREAS, the undersigned parties are permitted to amend the RSU Agreement by mutual agreement pursuant to Section 5(p) of the RSU Agreement; and
WHEREAS, the parties hereto desire to amend the RSU Agreement on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the RSU Agreement as follows:
1.Amendment. Section 3 of the RSU Agreement is hereby amended and replaced in its entirety to read as follows:

3.    Voting and Other Rights. The Grantee shall have no rights of a shareholder of the Company and will not be treated as an owner of Shares for tax purposes by reason of holding the RSUs.
All other provisions of the RSU Agreement not amended herein remain unchanged and in full force and effect in accordance with their terms.
IN WITNESS WHEREOF, the parties hereto have executed this amendment as of the day and year first above written.
COMPANY:
WATFORD HOLDINGS LTD

By: _______________________________
Name:
Title:

Grantee:

___________________________________
Name: